Exhibit 99.1

Hatteras Financial Corp. Announces First Quarter 2011 Financial Results

WINSTON-SALEM, N.C.--(BUSINESS WIRE)--April 26, 2011--Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended March 31, 2011.

First Quarter 2011 Highlights

  Net income of $0.96 per weighted average share
  Net income of $1.00 per weighted average share excluding the impact of the March 18 stock offering, which increased the weighted average shares outstanding
  Declared a $1.00 per share dividend
  Quarter end book value increased 5.1% to $26.11 per share
  Net return on average equity of 15.29%
  Average net interest spread of 2.15%
  Completed two accretive equity offerings raising approximately $794 million
  Annualized rate of scheduled and unscheduled principal repayments of 22.44%
  Annualized total expense ratio of 1.03% of average shareholders’ equity

First Quarter 2011 Results

During the quarter ended March 31, 2011, the Company earned net income of $57.2 million or $0.96 per diluted common share, compared to net income of $45.6 million or $0.99 per diluted common share during the quarter ended December 31, 2010. During the quarter, the Company significantly increased earning assets and book value while investing the proceeds of two equity offerings. These two offerings increased the Company’s equity capital to $1.9 billion at March 31, 2011.

“The first quarter was eventful for Hatteras as the Company significantly grew its equity base,” said Michael R. Hough, the Company’s Chief Executive Officer. “We are pleased to have grown the Company at a time when we can invest capital at favorable margins and improve the long-term return profile of the Company. The benefits from the equity raises include accretion of book value, a stronger liability portfolio, and the addition of attractive and relatively more predictable assets. We have invested the capital as anticipated in short duration mortgage-backed securities, and hedged them defensively, and look forward to enjoying the benefits going forward.”

Net interest income for the quarter ended March 31, 2011 was $61.1 million, compared to $43.2 million for the quarter ended December 31, 2010. The Company’s average earning assets increased to $10.9 billion for the first quarter of 2011 from $8.0 billion in the fourth quarter of 2010, and the net interest margin increased to 2.15% for the first quarter of 2011 from 2.04% in the fourth quarter of 2010. The increase in the net interest margin was driven in large part by the decrease in the Company’s cost of funds. The Company’s average repurchase agreement (repo) rate dropped to 0.30% in the first quarter of 2011, from 0.44% in the fourth quarter of 2010, on all outstanding short-term (less than 30 days) repo positions. Operating expenses were $3.9 million for the first quarter of 2011 versus $3.4 million for the fourth quarter of 2010, but the annualized expense ratio dropped to 1.03% of shareholders’ equity based on average equity for the quarter ended March 31, 2011 versus 1.13% for the prior quarter due to the increase in shareholder’s equity.

The Company’s portfolio, consisting of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency securities), increased to $13.0 billion at March 31, 2011, compared to $9.6 billion at the end of the previous quarter. The portfolio’s weighted average coupon was 3.69% for the first quarter of 2011, compared to 3.94% for the fourth quarter of 2010, primarily reflecting lower reinvestment rates on new security purchases. The annualized yield on average assets declined to 3.20% for the first quarter of 2011, compared to 3.39% for the fourth quarter of 2010, primarily as a result of recent bond purchases. The annualized cost of funds on average liabilities (including hedges) was 1.05% in the first quarter of 2011, compared to 1.35% in the fourth quarter of 2010. This decrease was partly due to lower repurchase agreement rates, but also due to the addition of new swaps at lower rates and the expiration of higher swaps and other fixed rate borrowings that were replaced at lower cost.

Dividend

The Company declared dividends of $1.00 per share of common stock with respect to the quarter ended March 31, 2011, which equaled the $1.00 per share dividend for the quarter ended December 31, 2010. Using the closing share price of $28.12 on March 31, 2011, the first quarter dividend equates to an annualized dividend yield of 14.2%.

Common Stock Offerings

On January 10, 2011, the Company completed a secondary public offering of 11,500,000 shares of common stock, including 1,500,000 shares pursuant to the underwriters’ overallotment option, at a price to the public of $28.75 per share, for net proceeds of $325.7 million after the payments of underwriting discounts and expenses,. On March 23, 2011, the Company completed a secondary public offering of 16,675,000 shares of its common stock, including 2,175,000 shares pursuant to the underwriters’ overallotment option, at a price to the public of $28.50 per share, for net proceeds of approximately $468.8 million after the payment of underwriting discounts and expenses. Both of these offerings were completed at a premium to both book value and paid-in-capital per share. The Company estimates that paid-in-capital per share increased $2.05, or 9.1%, as a result of these offerings.

Portfolio

The Company’s portfolio of agency securities totaled $13.0 billion at March 31, 2011 and consisted of 5.6% adjustable-rate mortgages (“ARMs”) with 18 or fewer months to reset, 10.7% ARMs with 19 to 36 months to reset, 56.5% ARMs with 37 to 60 months to reset, 25.8% ARMs with 61 to 84 months to reset, and 1.4% ARMs with 85 to 120 months to reset. Of the Company’s total portfolio, 71.6% are supported by Fannie Mae and 28.4% are supported by Freddie Mac. At March 31, 2011, the weighted-average term to the next interest rate reset date was approximately 55 months, not adjusting for repayments.

During the first quarter of 2011, the expense of amortizing the premium on the Company’s securities was $12.9 million, compared to $11.6 million during the fourth quarter of 2010. Despite the significantly larger portfolio, the increase in amortization expense was muted, as prepayment rates fell meaningfully due to slower refinancing activity. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the first quarter of 2011 was 22.4%, compared to 31.3% during the fourth quarter of 2010.

Portfolio Financing and Leverage

At March 31, 2011, the Company financed its portfolio with approximately $11.5 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. The Company’s repo debt-to-shareholders’ equity ratio at March 31, 2011, was 6.1 to 1. The Company’s repurchase agreements had a weighted-average term of approximately 24 days. The Company also uses interest rate swap agreements to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio. As of March 31, 2011, the Company had entered into interest rate swaps with a notional amount of $6.5 billion. The swap agreements, which are indexed to 30-day LIBOR, have an average remaining term of 38 months at an average fixed rate of 1.94%.

Book Value

The Company’s book value (shareholders’ equity) per share on March 31, 2011 was $26.11, up $1.27, or 5.11%, from the per share book value of $24.84 on December 31, 2010. The increase in book value during the quarter represents changes in mortgage-backed securities (“MBS”) and swap values, and accretion from the Company’s capital raises. On a per share basis, the book value at March 31, 2011 consisted of $24.67 of common equity, ($0.06) of retained earnings, $1.67 of unrealized gains on agency securities, and ($.17) of unrealized losses on interest rate swaps.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Wednesday April 27, 2011, to discuss financial results for the first quarter ended March 31, 2011. To participate in the event by telephone, please dial (877) 317-6789 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call. International callers should dial (412) 317-6789. Canada callers should dial (866) 605-3852. A digital replay of the call will be available on Wednesday, April 27, 2011 at approximately 12:00 noon ET through Thursday, May 5, 2011 at 9:00 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 450451. International callers should dial (412) 317-0088 and enter the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed at Hatteras' web site at www.hatfin.com. To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras' web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in single-family residential mortgage pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe,"”will,” "expect," "intend," "anticipate," "estimate,"”should,” "project" or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Forward-looking statements in this press release include statements about book value, net interest margins and the Company’s long-term return profile. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

- Financial Tables Follow –

Table 1

Hatteras Financial Corp.
Balance Sheets

(In thousands, except per share amounts)	(Unaudited)	(Audited)
	March 31, 2011	December 31, 2010
Assets
Mortgage-backed securities, at fair value
(including pledged assets of $12,026,328 and $9,089,295 at March 31, 2011	$12,970,214	$9,587,216
and December 31, 2010, respectively)
Cash and cash equivalents	268,881	112,626
Restricted cash	91,902	75,422
Unsettled purchased mortgage-backed securities, at fair value	279,416	49,710
Accrued interest receivable	49,095	37,973
Principal payments receivable	51,872	84,151
Debt security, held to maturity, at cost	15,000	15,000
Interest rate hedge asset	42,569	23,944
Other assets	21,197	20,937
Total assets	$13,790,146	$10,006,979

Liabilities and shareholders’ equity
Repurchase agreements	$11,495,749	$8,681,060
Payable for unsettled securities	280,733	49,774
Accrued interest payable	2,256	3,177
Interest rate hedge liability	54,753	71,681
Dividend payable	58,072	46,116
Accounts payable and other liabilities	4,043	9,687
Total liabilities	11,895,606	8,861,495

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000 shares authorized, none
outstanding at March 31, 2011 and December 31, 2010	–	–
Common stock, $.001 par value, 100,000 shares authorized,
72,571,570 and 46,115,990 shares issued and outstanding at
March 31, 2011 and December 31, 2010, respectively	72	46
Additional paid-in capital	1,789,924	1,043,027
Retained earnings (accumulated deficit)	(4,329)	(3,480)
Accumulated other comprehensive income	108,873	105,891
Total shareholders’ equity	1,894,540	1,145,484
Total liabilities and shareholders’ equity	$13,790,146	$10,006,979

Table 2

Hatteras Financial Corp.
Statements of Income

	(Unaudited)	(Unaudited)
(In thousands, except per share amounts)	Three months	Three months
	Ended	Ended
	March 31, 2011	March 31, 2010

Interest income:
Interest income on mortgage-backed securities	$86,935	$68,941
Interest income on short-term cash investments	340	277
Interest income	87,275	69,218

Interest expense	26,194	23,440

Net interest income	61,081	45,778

Other income:
Gain on sale of mortgage-backed securities	–	1,044

Operating expenses:
Management fee	3,092	2,183
Share based compensation	207	342
General and administrative	559	563
Total operating expenses	3,858	3,088

Net income	$57,223	$43,734

Earnings per share - common stock, basic	$0.96	$1.21

Earnings per share - common stock, diluted	$0.96	$1.21

Dividends declared per share	$1.00	$1.20

Weighted average shares outstanding	59,442,488	36,241,823

Table 3

Key Statistics (Amounts are unaudited and subject to change)

(in thousands, except per share amounts)
	Three months ended (unaudited)

	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010

Statement of Income Data
Interest income	$87,275	$67,952	$64,024	$63,739	$69,218
Interest Expense	(26,194)	(24,740)	(24,066)	(23,677)	(23,440)
Net Interest Income	61,081	43,212	39,958	40,062	45,778

Gain on sale of mortgage-backed securities	–	5,783	6,723	–	1,044

Operating Expenses	(3,858)	(3,356)	(3,449)	(3,250)	(3,088)

Net Income	$57,223	$45,639	$43,232	$36,812	$43,734

Earnings per share - common stock, basic	$0.96	$0.99	$1.12	$1.01	$1.21

Earnings per share - common stock, diluted	$0.96	$0.99	$1.11	$1.01	$1.21

Weighted average shares outstanding	59,442	46,100	38,765	36,609	36,242

Distributions per common share	$1.00	$1.00	$1.10	$1.10	$1.20

Key Portfolio Statistics
Average MBS	$10,883,248	$7,990,536	$6,881,681	$6,591,086	$6,733,004
Average Repurchase Agreements	$9,983,197	$7,326,776	$6,302,601	$6,092,328	$6,222,923
Average Equity	$1,497,223	$1,188,389	$1,001,956	$942,018	$941,919
Average Portfolio Yield	3.20%	3.39%	3.70%	3.85%	4.10%
Average Cost of Funds	1.05%	1.35%	1.53%	1.55%	1.51%
Interest Rate Spread	2.15%	2.04%	2.17%	2.30%	2.59%
Return on Average Equity	15.29%	15.39%	17.26%	15.63%	18.57%
Average Annual Portfolio Repayment Rate	22.44%	31.26%	33.91%	45.08%	36.04%
Debt to Equity (at period end)	6.1:1	7.6:1	5.6:1	6.2:1	6.6:1
Debt to Additional Paid in Capital (at period end)	6.4:1	8.3:1	6.4:1	7.4:1	7.9:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4

Mortgage-backed Securities Portfolio as of March 31, 2011 (Amounts are unaudited and subject to change)

	MBS	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Loss	Gain	Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$9,196,388	$(35,248)	$129,444	$9,290,584	71.6%
Freddie Mac Certificates	3,648,928	(21,847)	52,549	3,679,630	28.4%
Total MBS	$12,845,316	$(57,095)	$181,993	$12,970,214

(dollars in thousands)	% of	Current	Weighted Avg.	Weighted Avg.
Months to Reset	Portfolio	Face value	Coupon	Market Price	Market Value
0-18	5.6%	$699,988	3.98%	$105.22	$736,522
19-36	10.7%	1,302,340	5.05%	$106.09	1,381,680
37-60	56.5%	7,095,476	3.53%	$103.23	7,325,011
61-84	25.8%	3,292,465	3.41%	$101.79	3,351,355
85-120	1.4%	171,780	3.92%	$102.25	175,646
Total MBS	100.0%	$12,562,049	3.69%	$103.25	$12,970,214

Table 5

Repo Borrowings March 31, 2011 (Amounts are unaudited and subject to change)
		Weighted Average
	Balance	Contractual Rate
Within 30 days	$11,395,749	0.28%
30 days to 3 months	-	-
3 months to 36 months	100,000	2.96%
	$11,495,749	0.30%

Table 6

Hatteras Swap Portfolio as of March 31, 2011 (Amounts are unaudited and subject to change)

		Remaining
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$600,000	4	3.39%
Over 12 months to 24 months	600,000	20	1.86%
Over 24 months to 36 months	1,000,000	31	1.80%
Over 36 months to 48 months	2,700,000	43	1.85%
Over 48 months to 60 months	1,600,000	51	1.66%

Total	$6,500,000	38	1.94%

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, Chief Financial Officer
336-760-9331
or
CCG Investor Relations
Mark Collinson, Partner
310-954-1343
www.ccgir.com